                                                                   EXHIBIT 10.15


[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.]


                        SUPPLY AND DISTRIBUTION AGREEMENT


         THIS SUPPLY AND DISTRIBUTION AGREEMENT dated as of June 28, 1994 (the "Agreement"), is entered into between BIOSITE DIAGNOSTICS INCORPORATED, a Delaware corporation ("Biosite"), having a place of business located at 11030 Roselle Street, Suite D, San Diego, California 92121, United States of America, and E. MERCK, a German general partnership ("Merck"), having a place of business located at Frankfurter Strasse 250, D-64293 Darmstadt, Germany.


                              W I T N E S S E T H :

         WHEREAS, Biosite owns or has rights to certain significant technology which may be used in the development of reagents and a test device for use with a test device reader to form a system to quantitatively measure analytes in the immunoassay field.

         WHEREAS, Biosite and Merck have entered into a Collaborative Development Agreement pursuant to which the parties agreed to collaborate in the development of a hand held rapid in vitro immunoassay system, consisting of reagents, a testing device and a reader, designed to quantitatively measure multiple cardiac analytes released from damaged cardiac tissue for use in the diagnosis and monitoring of myocardial infarction in humans, and if the parties mutually agree, to quantitatively measure certain other analytes for use in certain other fields.

         WHEREAS, Biosite desires to distribute such immunoassay system under such Collaborative Development Agreement in the United States of America and Canada, to appoint Merck as its exclusive distributor in Europe, Latin America and South Africa, and to retain the exclusive distribution rights in Japan and the rest of the world.

         WHEREAS, Biosite and Merck desire to enter into the Agreement whereby Biosite appoints Merck as the exclusive distributor of such immunoassay system in Europe, Latin America and South Africa, on the terms and subject to the conditions set forth below.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         For purposes of the Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

         1.1 "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least forty percent (40%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

         1.2 "Agencies" shall mean, collectively, all sole agents, subsidiaries, partnerships and other entities directly or indirectly controlled by Merck, and all independent distributors of Merck diagnostic products, located in the Territory.

         1.3 "Biosite Marks" shall mean those certain trademarks, tradenames, designs and markings owned or licensed by Biosite and designated from time to time in writing by Biosite for use by Merck under the Agreement in connection with the promotion, marketing, sale and distribution of the Testing Device and the Reader in the Territory for use in the Field.

         1.4 "Collaborative Development Agreement" shall mean that certain Collaborative Development Agreement dated as of even date, between Biosite and Merck, as amended, supplemented or restated from time to time.

         1.5 "Development Program" shall mean the development program, described generally in the work plan set forth in Exhibit A to the Collaborative Development Agreement, as revised from time to time as provided in the Collaborative Development Agreement.


         1.6 "Europe" shall mean, collectively, Albania, Austria, Belgium, Bosnia Herzogovina, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, the Netherlands, Norway, Poland, Portugal, Romania, Russia, Serbia, Slovakian Republic, Slovania, Spain, Sweden, Switzerland, Turkey, Ukraine, the United Kingdom, White Russia and Yugoslavia:


         1.7 "Field" shall mean the simultaneous and quantitative measurement of multiple cardiac analytes released from damaged cardiac tissue, including CKMB, Troponin I and Myoglobin, for use in the diagnosis and monitoring of myocardial infarction in humans.

         1.8 "First Commercial Sale" shall mean the date of the first sale of the Testing Device or the Reader in the Territory for use by the general public in the Field.

         1.9 "Latin America" shall mean, collectively, Argentina, Belize, Bolivia, Brazil, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Guyana, Honduras, Mexico, Nicaragua, Panama, Paraguay, Peru, Uruguay and Venezuela.

         1.10 "LRE" shall mean LRE Relais+Elektronik GmbH, a German limited liability company.

         1.11 "Person" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

         1.12 "Product" shall mean the hand held rapid in vitro immunoassay system, consisting of reagents, a testing device and a reader, developed under the Development Program.

         1.13 "Product Components" shall mean, collectively, the Reader, the Reagents and the Testing Device as defined below:

                  1.13.1 "Reader" shall mean that certain testing device reader, developed under the Reader Development and Supply Agreement, constituting a component of the Product.

                  1.13.2 "Reagents" shall mean those certain reagents, developed under the Development Program, constituting a component of the Product.

                  1.13.3 "Testing Device" shall mean that certain testing device, developed under the Development Program, containing the Reagents and constituting a component of the Product.

         1.14 "Reader Development and Supply Agreement" shall mean that certain Reader Development and Supply Agreement dated as of even date, between Biosite and LRE, as amended, supplemented or restated from time to time.

         1.15 "South Africa" shall mean the Republic of South Africa.

         1.16 "Specifications" shall mean the product specifications for the Testing Device established by Biosite, as revised from time to time pursuant to the provisions of Section 4.9.1 below.

         1.17 "Steering Committee" shall mean the joint development committee composed of representatives of Biosite and Merck as described in Section 4.1 of the Collaborative Development Agreement.

         1.18 "Territory" shall mean, collectively, Europe, Latin America and South Africa.

         1.19 "Third Party" shall mean any Person other than Biosite, Merck and their respective Affiliates.

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                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         Each party hereby represents and warrants to the other party as follows:

         2.1 Existence and Power. Such party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) has the requisite power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party's ability to perform its obligations under the Agreement.

         2.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

         2.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with the Agreement have been obtained.

         2.4 No Conflict. The execution and delivery of the Agreement and the performance of such party's obligations hereunder do not conflict with or violate any requirement of applicable laws or regulations.


                                    ARTICLE 3

                              APPOINTMENT AND SCOPE

         3.1 Appointment. Subject to the terms and conditions and for the term of the Agreement, Biosite hereby appoints Merck as an independent distributor of the Testing Device and the Reader in the Territory for use in the Field. Merck shall be the exclusive distributor of the Testing Device and the Reader in the Territory for use in the Field. Merck hereby accepts such appointment and shall use its best efforts to promote, market, distribute and sell the Testing Device and the Reader in the Territory for use in the Field and to meet the reasonably foreseeable market demand therefor. Merck shall refrain from actively promoting, marketing, selling, distributing, seeking customers, establishing any branch and maintaining any distribution depot or network for the sale of the Testing Device or the Reader outside the Territory and outside the Field.

         3.2 Subdistributorships. Merck shall have the right to appoint one or more Agencies as subdistributors under the Agreement. Such subdistributorships shall be subject to the terms and conditions of the Agreement. Merck shall make reasonable efforts to cause its subdistributors to comply with the provisions of the Agreement.

         3.3 Exclusivity. For purposes of Section 3.1 above, the term "exclusive" shall mean that, subject to the terms and conditions of the Agreement and as long as Merck is in full compliance with its obligations hereunder, Biosite shall not appoint any other agents, representatives or distributors to promote, market, sell or distribute the Testing Device or the Reader in the Territory for use in the Field.

         3.4 Noncompetition. During the term of the Agreement, neither Biosite nor Merck shall, for itself or with any Affiliate or Third Party, market, promote, sell or distribute any disposable in vitro immunoassay test device in combination with a hand held reader in the Territory for use in the Field, without the prior express written consent of the other party.

         3.5 Independent Purchaser Status. Merck shall be an independent purchaser and seller of the Testing Device and the Reader. Merck shall not act as an agent or legal representative of Biosite, nor shall Merck have any right or power to act for or bind Biosite in any respect or to pledge its credit. Merck shall be free to resell the Testing Device and the Reader in the Territory for use in the Field on such terms as it may, in its sole discretion, determine, including price, returns, credits and discounts. The detailed operations of Merck under the Agreement are subject to the sole control and management of Merck.

         3.6 Perishable Products. Merck acknowledges that the Testing Devices are perishable.


                                    ARTICLE 4

                              TERMS AND CONDITIONS
                          OF SUPPLY OF TESTING DEVICES

         Biosite shall manufacture, sell and deliver, and Merck shall purchase from Biosite, such Testing Devices as Merck and its subdistributors require for sale to customers in the Territory for use in the Field on the terms and subject to the conditions set forth below:

         4.1 Price.

                  4.1.1 For the period through the second anniversary of the First


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Commercial Sale, the sales price for each Testing Device purchased by Merck hereunder (the "Sales Price") shall equal [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION], both as defined below, calculated as of a mutually acceptable date not more than sixty (60) days before the reasonably anticipated date of the First Commercial Sale.


                  a. The "Manufacturing Cost" shall equal (a) the fully-burdened cost to Biosite, expressed on a per unit manufactured basis, of manufacturing the Testing Device, together with the packaging thereof, including the cost of materials, direct labor and benefits, and overhead, with inventory used for the Testing Device shipped to be determined on a FIFO basis but consistent with product lot releases, all as determined in accordance with generally accepted accounting principles and consistently with Biosite's accounting practices for other products manufactured, plus (ii) all royalties owing to Third Parties in connection with the sale of the Testing Device by Biosite to Merck or its subdistributors hereunder.

                  b. The "Average Market Price" shall equal the average of the per unit sales price of the Testing Device to end users in Italy, Germany, France and Spain for use in the Field. If the parties are unable to determine or to agree on the per unit sales price of the Testing Device to end users in such countries for purposes of such calculation, such per unit sales price in such countries shall be determined by independent market research conducted by a mutually acceptable Third Party, provided that such research and determined per unit sales price is reasonably acceptable to the Steering Committee.

         4.1.2 The Sales Price shall be revised by the mutual agreement of the parties from time to time on or after the first anniversary of the First Commercial Sale. At such times after such first anniversary as the parties mutually agree, the parties shall meet and in good faith discuss any necessary or appropriate adjustments to the Sales Price. The parties shall consider such factors as the Manufacturing Cost, Biosite's actual gross margins, the Average Market Price and Merck's actual distribution margins during the period since the Sales Price was last set and any reasonably foreseeable future changes in such factors.

         4.2 Orders. Merck shall make all purchases of Testing Devices hereunder by submitting firm purchase orders to Biosite. Such purchase orders shall be in writing and in a form reasonably acceptable to Biosite. In the event of an inconsistency between the terms and conditions of any purchase order and the Agreement, the terms and conditions of the Agreement shall prevail. Purchase orders shall not be binding upon Biosite unless and until accepted by Biosite. Biosite shall notify Merck in writing of its acceptance of purchase orders and of the scheduled delivery dates therefor.

         4.3 Terms of Sales. Biosite shall ship all Testing Devices fca airport San Diego (Incoterms 1990) (=free carrier arrival) freight and insurance paid by Merck. Biosite shall use its commercially reasonable efforts to meet scheduled delivery dates. The lead time for shipping of ordered Testing Devices shall be four (4) months after receipt by Biosite of each order from Merck. In the event Biosite is able to fill orders by Merck in less than four (4) months, Biosite and Merck shall agree upon a delivery in advance. Merck shall arrange for shipping and procurement insurance at Merck's expense and shall ship all Testing Devices from Biosite's facility in San Diego, California to Merck's warehouse in Darmstadt, Federal Republic of Germany, or any other location determined by Merck. Merck shall pay all taxes and charges, including all inspection fees and duties, applicable to the sale and transport of the Testing Devices by Merck in the Territory.

         4.4 Deferral of Shipment. Notwithstanding the foregoing, Biosite may defer shipment of Test Devices if and while Merck is in default of any of its obligations under the Collaborative Development Agreement, including its obligations to pay any amounts when due.


         4.5 Payments. Merck shall pay Biosite within thirty (30) days from date of the applicable invoice by Biosite to Merck for all Test Devices purchased hereunder for sale in Europe. Merck shall pay or shall cause its Affiliates, Agencies and other subdistributors to pay Biosite within sixty (60) days from date of the applicable invoice by Biosite for all Test Devices purchased hereunder for sale in Latin America and South Africa. Merck shall make all payments under the Agreement to Biosite in United States dollars to Biosite's account in a financial institution located in the United States.

         4.6 Currency Exchange. The exchange rate for Deutsche Marks is 1.65 Deutsche Marks for one United States dollar. Currency fluctuations of greater than ten percent (10%) from this exchange rate will be evaluated for stabilization within ninety (90) days of the event. If stabilization does not occur, both parties agree to discuss an adjustment of Sales Price.

         4.7 Forecasts. Not less than sixty (60) days prior to the reasonably anticipated date of the First Commercial Sale, and prior to the first day of each quarter thereafter, Merck shall prepare and provide Biosite with a written forecast of the estimated requirements of Merck and its subdistributors for each quarter in the succeeding four (4) quarters. Merck shall be required to purchase one hundred percent (100%) of the quantity forecasted for the first quarterly period of each forecast. Merck shall not increase or decrease the quantity estimated for the first quarterly period of each forecast by more than twenty five percent (25%) of the quantity estimated for the first quarterly period of the previous forecast, without the prior express written consent of Biosite. In the event Merck's orders for any quarter exceed one hundred fifty percent (150%) of the quantities forecasted in the most recent forecast for such quarter, Biosite in its sole discretion shall have the right to reject any orders for quantities in excess of such amounts.

         4.8 Returned Goods. If any Testing Device does not conform to the Specifications, and fails to pass Merck's quality control following the procedures provided by Biosite upon arrival in Darmstadt, Merck shall return the nonconforming Testing Device to Biosite in accordance with the reasonable instructions of Biosite or, on Biosite's request, dispose locally of such nonconforming Testing Device. In both cases all costs shall be borne by Biosite. Should any Test Devices be returned as provided above, Biosite shall replace the returned Test Devices as soon as reasonably practicable. Such replacement Test Devices shall be at no additional cost to Merck if Merck had previously paid Biosite for the returned Test Devices. Notwithstanding the foregoing, Biosite shall not be responsible for any Testing Device which fails to pass Merck's quality control as a result of improper storage and handling during or after shipment to Merck.

         4.9 Warranty.

                  4.9.1 The Specifications shall be attached as an exhibit to the Agreement once initially established by Biosite and, with respect to the Specifications for the Testing Device in the Territory, shall be mutually agreed by Biosite ad Merck. Subject to the provisions of Section 4.9.2 below, Biosite warrants that each Testing Device shall perform as stated in the Specifications and shall be manufactured in accordance with applicable good manufacturing practices ("GMP") as prescribed by the United States Food and Drug Administration. The Specifications are subject to change by Biosite upon thirty
(30) days' prior written notice to Merck, during which period Biosite shall consult with Merck on such changes and consider any comments Merck has with regard to such changes. Notwithstanding any such changes, each Testing Device shall perform substantially as described in the Specifications originally established by Biosite.

                  4.9.2 Other than as set forth in Section 4.9.1 above or in this Section 4.9.2, Biosite makes no representations or warranties, express or implied, regarding the Testing Device, including any warranty of merchantability, of fitness for a particular purpose, or against infringement of any trademarks, copyrights or other proprietary rights now or hereafter existing. [Except as Biosite has otherwise advised Merck prior to the date of the Agreement, Biosite warrants, to its current actual knowledge, that the form of the Testing Device contemplated by Biosite as of the date of the Agreement does not infringe the issued patents of any third party. If the Testing Device is determined to infringe any issued patent, Biosite will make its commercially reasonable efforts to obtain all appropriate licenses and other rights.

                  4.9.3 Merck shall distribute the Testing Devices labeled by Biosite in the Territory for use in the Field so as to include all warnings and instructions necessary for the proper use of the Testing Devices and shall not extend any other product warranty, express or implied, other than the warranty included in Section 4.9.1 above.

         4.10 Product Control. Each Testing Device shipped by Biosite shall contain numbers identifying manufacturing lot, expiry date for control purposes, and lot-specific quality control report.

         4.11 Merck's Contingent Manufacturing Rights. If Biosite fails to supply, or to cause an Affiliate or Third Party to supply, Merck and its subdistributors with the reasonably forecasted quantities of Testing Devices for two (2) consecutive calendar quarters in accordance with the provisions of this
Article 4, if Merck requests in writing within thirty (30) days after the end of such second calendar quarter, Biosite shall grant Merck a license (without the right to grant sublicenses) to manufacture supply and distribute the requirements of Merck and its subdistributors for the Testing Device in the Territory for use in the Field. As soon as reasonably practicable after such request, the parties shall negotiate in good faith the terms and conditions of a mutually acceptable license agreement, which would include the following terms and conditions:

                  4.11.1 Biosite would transfer to Merck all applicable technology, including all applicable patent rights, know-how, data, information and organisms (all to the extent Biosite has the right to grant licenses or other rights thereunder), to enable Merck to manufacture and supply the Testing Device. Except as Biosite has otherwise advised Merck prior to the date of the Agreement, Biosite has no current actual knowledge of any prohibition on Biosite's right to transfer to Merck for such purpose any such technology licensed to Biosite as of the date of the Agreement.

                  4.11.2 Biosite would provide such technical assistance to Merck as reasonably requested by Merck, and Merck would reimburse Biosite for the reasonable cost of such services.

                  4.11.3 In consideration for the grant of such license rights, Merck would pay Biosite a royalty, without deduction, equal to [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of the net sales of all Testing Devices manufactured by Merck, and Merck would pay all royalties owing to any Third Parties on such sales of Testing Devices.


                                    ARTICLE 5

                              TERMS AND CONDITIONS
                              OF SUPPLY OF READERS


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
         The Readers to be sold and distributed by Merck in the Territory for use in the Field under the Agreement shall be manufactured and supplied by LRE on the terms and subject to the conditions of the Reader Development and Supply Agreement. During the term and subject to the provisions of the Agreement, Biosite shall appoint Merck under the Reader Development and Supply Agreement as Biosite's exclusive distributor of the Reader in the Territory for use in the Field. Subject to the provisions of the Agreement and the Reader Development and Supply Agreement, Merck shall enter into a separate agreement with LRE pursuant to which LRE shall manufacture and supply Readers for sale and distribution by Merck in the Territory for use in the Field. Biosite makes no representations or warranties, express or implied, regarding the Reader, including any warranty of merchantability, of fitness for a particular purpose, or against infringement of any trademarks, copyrights or other proprietary rights now or hereafter existing. Biosite shall have no liability to Merck, its subdistributors or their respective customers arising out of or relating to (a) any negligence, recklessness or intentional act or omission by or on behalf of LRE, (b) any breach by LRE of its obligations under the Reader Development and Supply Agreement, (c) any misrepresentation or breach of warranty by LRE, or (d) any damage to personal property, personal injury or death resulting from the manufacture or use of the Reader.


                                    ARTICLE 6

                               COVENANTS OF MERCK

         6.1 Sales Promotion. Merck shall use its best efforts to promote the sale and use of the Testing Device and the Reader in the Territory for use in the Field. Merck shall provide complete training of Merck's or subdistributors' sales representatives in the use of the Testing Device and the Reader.

         6.2 Expenses. Merck shall be responsible for all of its own expenses and employees in connection with its activities contemplated by the Agreement. Merck shall incur no expense chargeable to Biosite, except as may be specifically authorized in advance in writing in each case by Biosite.

         6.3 Promotional Materials; Package Inserts. Merck shall ensure that all advertising, promotional literature, packaging and package inserts comply with applicable laws and regulations. Merck shall not use any advertising or promotional materials to promote the Testing Device or the Reader or any packaging or package inserts that have not been mutually agreed by Biosite and Merck. Merck shall prepare necessary translations of Biosite's sales literature, package inserts and labeling.

         6.4 Import Licenses, Exchange Controls, and Other Governmental Approvals, Compliance.

                  6.4.1 Merck shall, at its own expense: (a) obtain any registration, license, permit, governmental approval (collectively, any "registration") that may be necessary to permit the purchase, distribution and resale by Merck of the Testing Device and the Reader in each country in the Territory; (b) comply with all registration requirements for each country in the Territory; and (c) comply with any and all laws, regulations and orders that may be applicable to Merck by reason of its execution of the Agreement, including any requirement to be registered as Biosite's independent distributor with any governmental authority, and including any and all laws, regulations or orders that govern or affect the ordering, export, shipment, import, sale (including government procurement), delivery, or redelivery of the Testing Device and the Reader in the Territory. Merck shall not engage in any course of conduct that, in Biosite's reasonable belief, would cause Biosite to be in violation of the laws of any jurisdiction.

                  6.4.2 All registrations in the Territory of the Testing Device and the Reader shall be made in the name of Merck and shall remain the property of Merck during the term of the Agreement. Merck shall provide Biosite a copy of each such registrations and application therefor.

                  6.4.3 Upon the expiration or earlier termination of the Agreement, Biosite shall have the right, at its option, to take over the above-described registrations or, where necessary, to obtain registration under Biosite's name at its own cost. Merck shall use its best efforts to assist Biosite in the transfer to, or obtaining of any such registrations in the name of, Biosite (or Biosite's agent) in a quick and efficient manner.

                  6.4.4 Upon the expiration or earlier termination of the Agreement, if the parties mutually agree, Merck shall continue distribution of the Testing Device and the Reader in each country in the Territory on the same terms and conditions in effect as of the date of expiration or termination until Biosite (or Biosite's agent) is able to obtain any required registration for distribution of the Testing Devices and the Readers in such country; provided, however, that the indemnification provisions set forth in Article 8 below shall continue during such period.

         6.5 Local Laws and Regulations. Merck shall notify Biosite of the existence and content of any mandatory provision of law in each country in the Territory or any other applicable law that conflicts with any provision of the Agreement at the time of its execution or thereafter. Merck shall advise Biosite fully with respect to all regulations, labeling laws, standards, specifications and other requirements imposed by law, regulation or order in any country in the Territory and applicable to the Testing Device and the Reader. Merck promptly shall inform Biosite should, in its opinion, any amendment to the Agreement or any additional agreement be required or be advisable in order to comply with the laws of any country in the Territory, or any subdivision thereof.

         6.6 Quarterly Reports. Merck shall prepare and provide Biosite with quarterly written sales reports within 30 days of the end of each calendar quarter (January - March, April - June, July - September, October - December), commencing with the first calendar quarter after the First Commercial Sale. The quarterly reports shall summarize sales of the Testing Device and the Reader by Merck and its subdistributors during the preceding quarter for each country in the Territory.


                                    ARTICLE 7

                             OBLIGATIONS OF BIOSITE

         7.1 Sales Support. Biosite regularly shall provide Merck with literature on the Testing Device and technical information relating to the Testing Device and its proper use. Unless otherwise expressly agreed by Biosite, all such information and materials will be furnished in the English language and at no extra costs for Merck.

         7.2 Assistance. Biosite shall provide Merck with all data and other information available to Biosite, and shall execute such certificates and other instruments, as reasonably necessary to assist Merck in obtaining all necessary product registrations in the Territory for the Testing Device. Biosite shall cause LRE to provide Merck with all data and other information available to LRE, and shall execute such certificates and other instruments, as reasonably necessary to assist Merck in obtaining all necessary product registrations in the Territory for the Reader. Biosite shall provide Merck with reasonable access to and assistance of its technical, sales, and service personnel in San Diego, California as Biosite deems appropriate. Such assistance under this Section 7.2 shall be without charge to Merck except as may be otherwise mutually agreed.


                                    ARTICLE 8

                                    INDEMNITY

         8.1 Indemnity. Each party shall indemnify, defend and hold harmless the other party, its directors, officers, employees and agents from all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) that they may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any third party against any of them and arising out of or relating to (a) any breach of the Agreement by the indemnifying party, (b) any recklessness or intentional act or omission by or on behalf of the indemnifying party in the performance of its activities contemplated by the Agreement, (c) any representations or statements not specifically authorized by the indemnified party herein or otherwise in writing, or (d) any violation by the indemnifying party (or any of their employees or agents) of, or failure to adhere to, any applicable law, regulation or order in any country in the Territory or of the United States, in each case other than those certain losses, liabilities, damages and expenses arising out of the gross negligence or willful misconduct of the indemnified party.

         8.2 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 8 shall promptly notify the other party (the "Indemnitor") of any such loss, liability, damage or expense, or any claim, demand, action or other proceeding with respect to which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 8 shall not apply to amounts paid in settlement of any loss, liability, damage or other expense if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 8, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article
8. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

         8.3 Insurance. Merck and Biosite each shall maintain, through self-insurance or otherwise, products liability insurance against claims regarding the manufacture, sale, distribution or use of the Testing Device and the Reader in the Territory under the Agreement, in such amounts as it customarily maintains for similar activities. Biosite and Merck each shall maintain such insurance during the term of the Agreement and thereafter for so long as it maintains insurance for itself covering such activities.

                                    ARTICLE 9

                     CONFIDENTIALITY AND PROPRIETARY RIGHTS

         9.1 Confidentiality.


         9.1.1 During the term of the Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information (including samples) disclosed by the other party and identified as, or acknowledged to be, confidential (the "Confidential Information"), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, consultants, clinical investigators, contractors, permitted sublicensees or permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by the Agreement. To the extent that disclosure is authorized by the Agreement, prior to disclosure, each party hereto shall obtain agreement of any such person or entity to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by the Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.


                  9.1.2 The confidentiality obligations contained in Section
9.1.1 above shall not apply to the extent that (a) any receiving party (the "Recipient") is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure by the other party hereunder, or thereafter became public knowledge, other than as a result of actions of the Recipient, its directors, officers, employees, consultants, clinical investigators, contractors, permitted sublicensees and permitted assignees in violation hereof; (ii) the disclosed information was rightfully known by the Recipient or its affiliates (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; or
(iii) the disclosed information was disclosed to the Recipient or its affiliates on an unrestricted basis from a source unrelated to any party to the Agreement and not under a duty of confidentiality to the other party. Notwithstanding any other provision of the Agreement, Biosite may disclose Confidential Information of Merck relating to information developed pursuant to the Agreement to any person or entity with whom Biosite has, or is proposing to enter into, a business relationship, as long as such person or entity has entered into a confidentiality agreement with Biosite.

                  9.1.3 Biosite and Merck shall not disclose any terms or conditions of the Agreement to any Third Party without the prior consent of the other party, except as required by applicable law or to Persons with whom Merck or Biosite has entered into or proposes to enter into a business relationship, provided that such Persons shall enter into the required confidentiality agreement. Notwithstanding the foregoing, prior to execution of the Agreement, Merck and Biosite shall agree upon the substance of information that can be used to describe the terms of this transaction, and Merck and Biosite may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

         9.2 Patent Rights. Biosite does not, either expressly or impliedly, grant any licenses to Merck under any patents owned or controlled by Biosite or under which Biosite has any rights, except the right to sell and use the Testing Device and the Reader on the terms and subject to the conditions of the Agreement. Subject to the provisions of Section 4.11 above, Biosite does not grant any rights to manufacture under the Agreement.

         9.3 Biosite Marks. The trademarks or tradenames in the Territory for the Testing Device and the Reader shall be mutually acceptable to Biosite and Merck. Merck shall not use any Biosite Marks, or any word, title, expression, trademark, design or marking that is confusingly similar thereto, as part of its corporate or business name or in any other manner. Notwithstanding the foregoing, (a) Merck may identify itself as an authorized distributor of Biosite, and (b) Merck may use the Biosite Marks for display purposes in connection with solicitation of orders for the Testing Device and the Reader. Merck shall not alter, remove or modify any Biosite Marks, nor affix any other trademarks, labels or markings to the Testing Device and the Reader without Biosite's consent; provided, however, that Merck may affix labels or other indices on the Testing Devices and the Readers it distributes to identify it as the distributor of the Testing Device and the Reader so long as such labels do not cover and are not inconsistent with the Biosite Marks, labels or markings. All registrations of the Biosite Marks shall be paid by Biosite. No other Merck labels, package inserts or other material shall accompany the Testing Device and the Reader without the prior written consent of Biosite.

         9.4 Copyrights.

                  9.4.1 Merck hereby acknowledges that Biosite has claimed, or may claim, copyright protection with respect to certain parts of the Testing Device and the Reader and the labels, inserts and other materials regarding the Testing Device and the Reader. Merck further acknowledges the validity of Biosite's right to claim copyright protection with respect to such items.

Merck further acknowledges that Biosite has advised Merck that it has the sole and exclusive right to claim the copyright protection with respect to all such items. Merck shall take no action or make no omission which is in any way inconsistent with Biosite's claim of copyright protection with respect to such items.

                  9.4.2 Nothing contained in this Section 9.4 shall prohibit Merck from copying and distributing to its sales representatives Testing Device and Reader advertising, literature and other materials prepared by or on behalf of Biosite for the purpose of fulfilling Merck's obligations under the Agreement. In order to protect against infringement of Biosite's copyrights through unauthorized reproduction or duplication of its copyrighted materials, all such materials included with or relating to the Testing Device and the Reader, and used by Merck in conducting its activities contemplated by the Agreement, shall bear appropriate copyright markings.

         9.5 Protection of Proprietary Rights. Merck shall cooperate with Biosite, take such actions and execute such documents, as reasonably requested by Biosite and at Biosite's expense, to assist Biosite in the protection of confidential information, patents, trademarks or copyrights owned by or licensed to Biosite. Merck shall inform Biosite immediately of any infringements or other improper action with respect to any such confidential information, patents, trademarks or copyrights that come to the attention of Merck.


                                   ARTICLE 10

                              TERM AND TERMINATION


         10.1 Term. Unless terminated earlier pursuant to Section 10.2 or 10.3 below, the Agreement shall continue in full force and effect for a term expiring seven (7) years after the date of the First Commercial Sale. Thereafter, the Agreement automatically shall be renewed for successive periods of one (1) year each, unless terminated by either party upon twelve (12) months prior written notice to the other party.


         10.2 Termination by Mutual Agreement. The parties may terminate the Agreement at any time upon the express written agreement of both parties.


         10.3 Termination for Cause. Except as otherwise provided in Section
12.2 below, either party may terminate the Agreement upon or after the breach of any material provision of the Agreement by the other party if the other party has not cured such breach within ninety (90) days after notice thereof from the non-breaching party.

         10.4 Effect of Expiration and Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 8 and 9 shall survive the expiration or termination of the Agreement. Additionally, the following provisions shall apply on the termination or expiration of the Agreement:

                  10.4.1 Merck shall cease all sales of the Testing Device and the Reader and all other activities on behalf of Biosite and shall return to Biosite and immediately cease all use of any Confidential Information then in Merck's possession; provided, however, that Merck may continue to use any information that falls within the descriptions of clause (b) of Section 9.1.2 above.

                  10.4.2 Merck shall remove from its property and immediately discontinue all use, directly or indirectly, of the Biosite Marks and any word, title, expression, trademark, design, or marking that is confusingly similar thereto.

                  10.4.3 Upon termination by Biosite, Biosite shall have the right, at its option, to repurchase Merck's inventory of Testing Devices and Readers at Merck's purchase price plus reasonable freight, insurance and duties. In all other cases, Merck shall have the right to sell the remaining stock of Testing Devices and Readers. Notwithstanding the foregoing, in case of termination of the Agreement, Merck and Biosite shall negotiate in good faith the continuation of the delivery of Testing Devices due to still effective long-term contracts with customers in the Territory. In case of termination of the Agreement, Biosite either (a) shall continue to sell Testing Devices directly to such customers, or at Biosite's option, (b) enable Merck to continue to purchase Testing Devices and to resell the same only to customers holding such long term contracts, on the terms and conditions provided for under the Agreement.

                  10.4.4 In accordance with the provisions of Section 6.4.4 above, Merck shall take all such actions and execute such documents as Biosite reasonably requests to assist Biosite in obtaining any registrations necessary for Biosite (or Biosite's agent) to continue selling the Testing Device and the Reader in the Territory.

         10.5 Sole Remedy. Biosite's repurchase of Merck's inventory of the Testing Device and the Reader or Merck's right to sell such inventory if not so repurchased by Biosite, pursuant to Section 10.4.3 above, shall constitute Merck's sole remedy upon the termination or expiration of the Agreement. Under no circumstances shall Biosite be liable to Merck by reason of termination or expiration of the Agreement for compensation, reimbursement, or damages for (a) loss of prospective compensation, (b) goodwill or loss thereof, or (c) expenditures, investments, leases or any type of commitment made in connection with the Merck's business or in reliance on the existence of the Agreement.


                                   ARTICLE 11

                          CONCILIATION AND ARBITRATION

         11.1 Conciliation. Biosite and Merck shall exercise their commercially reasonable efforts to settle between themselves in an amicable way any dispute, controversy or claim which may arise out of or relating to the Agreement within thirty (30) days after one party receives notice from the other party of such dispute, controversy or claim.

         11.2 Arbitration. If not settled by the parties in accordance with
Section 11.1 above, any dispute, controversy or claim originally initiated by either party and arising out of or relating to the Agreement shall be referred to and resolved by binding arbitration, held in New York, New York, United States of America, and conducted in accordance with the American Arbitration Association ("AAA") Commercial Arbitration Rules, and the following provisions:

                  11.2.1 The arbitral tribunal shall be composed of three (3) persons each of whom shall be neutral, independent and impartial. Each party shall nominate an arbitrator, and the two (2) arbitrators so appointed shall appoint a third, who shall act as president of the arbitral tribunal. If either party fails to nominate an arbitrator within thirty (30) days of receiving notice of the nomination of an arbitrator by the other party, such (second) arbitrator shall be appointed at the request of the first party by the AAA. If the two arbitrators selected by the parties fail to select a third, presiding arbitrator within twenty (20) days of the appointment of the second arbitrator, the third arbitrator shall be appointed at the request of the first party by the AAA.

                  11.2.2 The arbitrators shall hold a preliminary meeting with the parties within thirty (30) days of the appointment of the third or presiding arbitrator for the purpose of determining the issues to be decided in the arbitration, the specific procedures to be followed and the schedule for briefing and/or hearings. The arbitrators shall hold a hearing which, unless the parties otherwise agree, should be recorded by stenographic or other means. Within one hundred twenty (120) days of the preliminary meeting (except in extraordinary cases), the arbitrators shall issue an award in writing which shall state the reasons for the award and which, except as set forth in the following sentence, shall be final and binding between the parties. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction.

                  11.2.3 The parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators; that it shall be made and shall promptly by payable in United States dollars free of any tax, deduction or offset; and that any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

                  11.2.4 Questions concerning arbitrability under this dispute resolution clause shall be governed exclusively by the United States Arbitration Act. The arbitrators shall be empowered to consider and decide claims or issues arising under or relating to state and federal statutes governing business practices, but shall not be empowered to nor shall they award punitive damages.

                  11.2.5 As part of any arbitral award rendered pursuant to this
Section 11.2, the arbitrators shall make an award of arbitral costs and reasonable attorneys' fees to the prevailing party.

                  11.2.6 The Agreement shall be governed by and construed in accordance with the laws of the State of New York and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.


                                   ARTICLE 12

                                  MISCELLANEOUS

         12.1 Notices. Any consent, notice or report required or permitted to be given or made under the Agreement by one of the parties to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, air mail, internationally-recognized delivery service or courier), air mail, internationally-recognized delivery service or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in the Agreement) shall be effective upon receipt by the addressee.

         If to Biosite:                     Biosite Diagnostics Incorporated
                                            11030 Roselle Street, Suite D
                                            San Diego, California 92121, U.S.A.
                                            Attention:  Kim D. Blickenstaff
                                                        President
         with a copy to:                 Pillsbury Madison & Sutro
                                         235 Montgomery Street, 15th Floor
                                         San Francisco, California 94104, U.S.A.
                                         Attention:  Thomas E. Sparks, Jr.

         If to Merck:                    E. Merck
                                         Frankfurter Strasse 250
                                         D-64293 Darmstadt
                                         Germany
                                         Attention:  Dr. Bernd Reckmann

         with a copy to:                 E. Merck
                                         Frankfurter Strasse 250
                                         D-64293 Darmstadt
                                         Germany
                                         Attention:  LEW/Licensing

         12.2 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.


         12.3 Assignment. The Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either party without the consent of the other party; provided, however, that either Biosite or Merck may, without such consent, assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar, transaction. Any permitted assignee shall assume all obligations of its assignor under the Agreement.


         12.4 Severability. Each party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of the Agreement be or become invalid, the parties shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into the Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of the Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance to the Agreement that it is to be reasonably assumed that the parties would not have entered into the Agreement without the invalid provisions.

         12.5 U.S. Export Laws and Regulations. Biosite and Merck each acknowledge that the development and commercialization rights and information disclosure requirements of the Agreement are subject to the laws and regulations of the United States of America relating to the export of products and technical information. Without limitation, Biosite and Merck each shall comply with all such laws and regulations.

         12.6 Entire Agreement. The Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

         12.7 Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         12.8 Independent Contractors. It is expressly agreed that Biosite and Merck shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Biosite nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

         12.9 Language. The English language version of the Agreement shall govern and control any translations of the Agreement into any other language.

         12.10 Waiver. The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

         12.11 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first set forth above.


                                          BIOSITE DIAGNOSTICS INCORPORATED


                                          By /s/ Kim D. Blickenstaff
                                             -----------------------------------

                                          Title  President

                                          E. MERCK


                                          By  /s/ Dr. Walter Bardorff
                                             -----------------------------------
                                               Dr. Walter Bardorff

                                          Title   General Manager,
                                                  Diagnostics Division


                                          By  /s/ Dr. Bernd Reckmann
                                             -----------------------------------
                                               Dr. Bernd Reckmann

                                          Title  Head of Marketing and
                                                 Sales Diagnostic Division